Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of February 15, 2012 by and between SEITEL, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and Marcia Kendrick (the “Executive”).

W I T N E S S E T H

1.	Definitions.

	(a)	“Affiliate” of a specified Person or entity shall mean a Person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Person or entity specified. For the purposes of the term “Affiliate,” control with respect to a Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions of such Person) or (ii) direct or cause the direction of the management and policies of such Person, whether through voting of securities, by contract, or otherwise, and the terms controlling and controlled have meanings correlative to the foregoing.

	(b)	“Base Salary” shall mean the annualized salary provided for in Section 4 below.

	(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and any successor to such Rule.

	(d)	“Board” shall mean the Board of Directors of the Company.

	(e)	“Cause” shall mean the Executive’s

(i) conviction of (or pleading nolo contendere to) a felony, a crime of moral turpitude, or any crime involving the Company or its Subsidiaries;

(ii) willful or intentional misconduct or willful or gross neglect in connection with the performance of the Executive’s duties to the Company or its Subsidiaries;

(iii) fraud, misappropriation or embezzlement;

(iv) failure or refusal to substantially perform the Executive’s duties properly assigned to her (other than any such failure resulting from her Disability) after demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes the Executive has not substantially performed such duties; and

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	(v)	breach in any material respect of the material terms and provisions of this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries.

Notwithstanding the foregoing, Cause shall not exist with respect to clauses (ii),

	(iv)	or (v) until and unless the Executive fails to cure her improper actions (if capable of cure) within 30 days after written notice from the Board thereof; provided however, that Executive shall be entitled to no more than one opportunity to cure.

(f)	“Change in Control” means the occurrence of any of the following events:

	(i)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Existing Stockholders, is or becomes the Beneficial Owner of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company;

	(ii)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company;

	(iii)	(a) all or substantially all of the assets of the Company and its subsidiaries taken as a whole are sold or otherwise transferred to any Person other than a wholly-owned subsidiary of the Parent or one or more Existing Stockholders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (iii)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Person beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

	(iv)	the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is equity interests of the Company shall not itself be considered a “person” or “group” for purposes of clause (i) or (ii) above.

(g)	“Commencement Date” shall mean February 15, 2012.

(h)	“Disability” shall mean that the Executive, because of an accident or physical or mental illness, is incapable of performing her duties or services to the Company or any of its Subsidiaries; provided, however, that an Executive will be deemed to have become incapable of performing her duties or services to the Company or any of its Subsidiaries, if, and only if, he or she is incapable of doing so for (i) a continuous period of 180 days and remains so incapable at the end of such 180 day period or (ii) periods amounting in the aggregate to 240 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 240 days. The Executive agrees to submit to any examination that is necessary for a determination of Disability and agrees to provide any information necessary for a determination of Disability, including any information that is protected by the Health Insurance Portability and Accountability Act.

(i)	“Employment Termination Date” shall mean the first date on which the Executive is no longer employed by the Company or its Subsidiaries for any reason.

(j)	“Equity Awards” shall mean all options to purchase stock of the Company, pursuant to the Seitel Holdings, Inc. 2007 Non-Qualified Stock Option Plan

(k)	“Existing Stockholders” means any of (a) Seitel Holdings, Inc., (b) ValueAct Capital Master Fund, L.P., VA Partners I, LLC or ValueAct Capital Management, LLC (each of the foregoing, a “ValueAct Capital Partner”) and any corporation, partnership, limited liability company or other entity that is controlled by a ValueAct Capital Partner or that is an Affiliate of any ValueAct Capital Partner, or ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International I, L.P. or ValueAct Capital International II, L.P.

(collectively, “ValueAct Entities “), (c) Centerbridge Capital Partners II, L.P., Centerbridge Capital Partners SBS II, L.P., (collectively “Centerbridge”) and any of its Affiliates, any corporation, partnership, limited liability company or other Person that is an Affiliate of Centerbridge or any current or former managing director, director, general partner or member of Centerbridge (collectively, “Centerbridge Entities”), (d) any present or former managing director, director, general partner, member, limited partner, officer, stockholder or employee of any ValueAct Entity, (e) any present or former managing director, director, general partner, member, limited partner, officer, stockholder or employee of any Centerbridge Entity, (f) any present or former officers and directors of the Company, and (g) any (x) spouse, lineal descendant (in each case, natural or adopted), siblings, or ancestors of any Person, who is an individual, in clauses

(d), (e) and (f) above, and (y) any estate or trust, the beneficiaries of which, or corporation, partnership, limited liability corporation or other entity, the stockholders, partners, members, owners or Persons holding a controlling interest of which, consist of one or more Persons referred to in the immediately preceding clause (x).

(l)	“Good Reason” shall mean the occurrence of any of the following during the Term without the Executive’s consent:

(i) Assignment of duties materially inconsistent with a senior executive-level employee;

(ii) a material reduction in the Executive’s Base Salary other than a reduction that applies to similarly-situated senior executive-level employees;

(iii) the relocation of the Executive’s principal place of employment to a location more than one hundred (100) miles from her principal place of employment with the Company on the Commencement Date; or

Anything herein to the contrary notwithstanding, the Executive shall not be entitled to resign for Good Reason unless the Executive gives the Company written notice of the event constituting “Good Reason” within 60 days of the occurrence of such event, the Company fails to cure such event within 30 days after receipt of such notice, and the Executive resigns from her employment with the Company within 30 days following the expiration of the cure period.

(m)	“Initial Term” shall mean the period beginning on the Commencement Date and ending at the close of business on the day before the second anniversary of the Commencement Date.

(n)	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

(o)	“Subsidiary” shall mean any corporation (other than the Company), partnership, joint venture or other business entity of which 50% of more of the outstanding voting power is owned, directly or indirectly, by the Company.

(p)	“Term” shall mean the Commencement Date until the Employment Termination Date.

(q)	“Termination Notice” shall mean:

(i) if the Executive’s employment is terminated by the Company, the date the Company informs the Executive that her employment is so terminated;

	(ii)	if the Executive voluntarily resigns her employment, the date the Company receives notice from the Executive that Executive is terminating her employment;

	(iii)	if the Executive’s employment is terminated by reason of death, the date of death; or

	(iv)	if the Executive’s employment is terminated for any reason (voluntarily or involuntarily) after a Change in Control other than for Cause, the date the Company informs the Executive he or she is terminated or the date the Executive provides notice to the Company of Executive’s employment termination.

(r)	“Voting Stock” with respect to any Person, means securities of any class of equity interests of such Person entitling the holders thereof (whether at all times or for only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

2. Term of Employment.

     The term of the Executive’s employment hereunder shall begin on the Commencement Date and end at the close of business on the day before the second anniversary of the Commencement Date (the “Initial Term”); provided, however, that the Initial Term shall thereafter be automatically extended for additional one-year periods (the Initial Term and any one-year extension of employment hereunder shall each be referred to as the “Term”) unless either (a) the Company gives the Executive written notice at least thirty (30) days prior to the then-scheduled expiration of the Term (a “Non-Extension Notice”), that it is electing not to so extend the Term, or (b) the Executive gives the Company written notice at least thirty (30) days prior to the then-scheduled expiration of the Term that the Executive is electing not to so extend the Term. Notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein. The period from the Commencement Date through the Employment Termination Date shall be the “Employment Period.”

3. Position; Duties and Responsibilities.

     During the Term, the Executive shall be employed as Chief Financial Officer and shall perform other duties and responsibilities as reasonably determined by the CEO consistent with the duties and responsibilities normally associated with such position in the Company. In addition, the Executive from time to time may be assigned duties and hold positions or offices with Subsidiaries or Affiliates of the Company as the CEO or the Board may determine in their sole discretion. The Executive, in carrying out the duties under this Agreement, shall report to the CEO of the Company. The Executive shall devote all of her business time, energy and best efforts to the business and affairs of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) subject to the reasonable approval of the Board, serving on the boards of directors of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing her personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not interfere with the proper performance of her duties and responsibilities for the Company or violate any term of this Agreement, including but not limited to, Section 9.

4. Base Salary.

     During the Term, the Executive shall be paid an annualized Base Salary of $309,000 payable in accordance with the regular payroll practices of the Company. During the Term, the Base Salary may be increased from time to time by the Board or its Compensation Committee. The Executive shall not be entitled to any compensation for service as a member of the Board or for service as an officer or member of any board of directors of any Affiliate.

5. Bonus.

     Beginning in calendar year 2012, the “Cash Bonus” shall be determined under the annual incentive plan or program of the Company, the terms of which, including the threshold, target and maximum bonus levels, shall be proposed by the CEO, and approved in the sole and absolute discretion of the Board or Compensation Committee of the Board (the “Compensation Committee”) on a calendar year basis during the Term (the “Annual Incentive Plan”). If the Board or Compensation Committee determines that the Executive has obtained the targets in the Annual Incentive Plan, he or she will be eligible to receive a target amount of 70% of her Base Salary (“Target Bonus”) amount as a Cash Bonus. If the Executive exceeds the maximum target in the Annual Incentive Plan (as set forth therein), he or she will be eligible to earn a maximum Cash Bonus of up to 110% of her base salary. The Cash Bonus will be payable when bonuses are paid under Company policies and procedures or as determined by the Board or Compensation Committee, but in no event later than March 15th of the calendar year following the calendar year to which the Cash Bonus relates.

6. Employee Benefit Programs.

     During the Term, the Executive shall be entitled to participate in all employee savings and welfare benefit plans and other employee programs made available to the Company’s senior-level executives, as such plans or programs may be amended and as may be in effect from time to time, including, without limitation, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any deferred compensation plans or programs, provided that Executive’s eligibility and participation shall be subject to and governed by the terms and conditions of the applicable plan or program. Notwithstanding the foregoing, nothing contained herein shall require the Company to establish or continue any particular employee benefit plan or program.

7.	Reimbursement of Business and Other Expenses; Perquisites; Vacation.

	(a)	During the Term, the Executive is authorized to incur reasonable and necessary business expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for such expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, provided that no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.

	(b)	The Executive shall be entitled to five (5) weeks paid vacation per year, in accordance with the Company’s vacation policy applicable to senior-level executives.

8.	Benefits upon Termination of Employment.

	(a)	Termination without Cause by the Company Prior to a Change in Control or Termination after a Change in Control without Cause or for Good Reason.

In the event the Executive’s employment is terminated during the Term (x) without Cause by the Company (other than upon death or Disability) or (y) after a Change in Control (I) without Cause or (II) the Executive resigns for Good Reason, the Executive shall be entitled to the following, subject to Section 8(g):

		(i)	Base Salary earned and payable through the Employment Termination Date;

		(ii)	an amount equal to one times the Executive’s annual Base Salary, as in effect on the Termination Notice, to be paid in a lump sum as soon as administratively feasible after the Employment Termination Date, but in no event later than two and one-half months after the Employment Termination Date;

		(iii)	any unpaid Cash Bonus earned and accrued with respect to any calendar year preceding the Termination Notice and payable when bonuses for such year are paid to other Company executives, subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

		(iv)	any Cash Bonus earned and accrued with respect to the year in which the Termination Notice occurs, pro rated for the period from January 1 of such year through the Termination Notice and payable when bonuses for such year are paid to other Company executives, subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

		(v)	all Equity Awards immediately vest and become exercisable;

		(vi)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7; and

		(vii)	except as provided in Section 8(g) below, any payment and benefit in accordance with the applicable plans and programs of the Company.

(b)	Resignation for Good Reason prior to a Change in Control.

In the event the Executive resigns for Good Reason during the Term and prior to a Change in Control, the Executive shall be entitled to the following, subject to Section 8(g):

	(i)	Base Salary earned and payable through the Employment Termination Date;

	(ii)	an amount equal to one times the Executive’s annual Base Salary, as in effect on the Termination Notice, to be paid in a lump sum as soon as administratively feasible after the Employment Termination Date, but in no event later than two and one-half months after the Employment Termination Date;

	(iii)	any unpaid Cash Bonus earned and accrued with respect to any calendar year preceding the Termination Notice and payable when bonuses for such year are paid to other Company executives, subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

	(iv)	any Cash Bonus earned and accrued with respect to the year in which the Termination Notice occurs, pro rated for the period from the January 1 of such year through the Termination Notice and payable when bonuses for such year are paid to other Company executives, subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

	(v)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7; and

	(vi)	except as provided in Section 8(g) below, any payment and benefit in accordance with the applicable plans and programs of the Company.

(c)	Termination upon Death.

In the event the Executive’s employment is terminated upon death, the Executive (or her estate or legal representative, as the case may be) shall be entitled to:

	(i)	Base Salary through the Employment Termination Date;

	(ii)	any unpaid Cash Bonus earned and accrued with respect to any calendar year preceding the Employment Termination Date and payable when bonuses for such year are paid to other Company executives subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

	(iii)	during the Term, any Cash Bonus earned and accrued with respect to the year in which the Employment Termination Date occurs, pro rated for the period from January 1 of such year through the Employment Termination Date and payable when bonuses for such year are paid to other Company executives, subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

	(iv)	all Equity Awards shall immediately vest and become exercisable;

	(v)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 above; and

	(vi)	any other payment and benefit in accordance with applicable plans or programs of the Company.

(d)	Termination Upon Disability.

In the event Executive is terminated on account of Disability, the Executive (or her estate or legal representative), subject to Section 8(g), shall be entitled to receive:

	(i)	an amount equal to the Base Salary that would have been payable through the earlier of the end of the Term or one year from the Employment Termination Date, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by the Executive (provided such disability pay is made pursuant to a plan sponsored by the Company (or its Affiliates) that covers a substantial number of employees of the Company (and its Affiliates) and was established prior to the date the Executive incurred a Disability), to be paid in a lump sum as soon as administratively feasible after the Employment Termination Date, but in no event later than two and one-half months after the Employment Termination Date;

	(ii)	during the Term, any Cash Bonus earned and accrued with respect to the year in which the Employment Termination Date occurs and payable when bonuses for such year are paid to other Company executives, subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by the Executive (provided such disability pay is made pursuant to a plan sponsored by the Company (or its Affiliates) that covers a substantial number of employees of the Company (and its Affiliates) and was established prior to the date the Executive incurred a Disability);

	(iii)	any unpaid Cash Bonus earned and accrued with respect to any calendar year preceding the Employment Termination Date and payable when bonuses for such year are paid to other Company executives subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

(iv) all Equity Awards shall immediately vest and become exercisable;

(v) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 above; and

(vi) except as provided in Section 8(g) below, any other payment and benefit in accordance with applicable plans or programs of the Company.

For the avoidance of doubt, if the amount of bona fide disability pay received or receivable by the Executive exceeds the amount payable in Section 8(d)(i) above, then payments to the Executive shall be set off first against amounts payable under Section 8(d)(i) and then against amounts payable under Section 8(d)(ii) above.

(e)	Termination by the Company for Cause or Voluntary Resignation by the Executive.

In the event the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns, the Executive shall be entitled to:

(i) Base Salary through the Employment Termination Date;

(ii) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7 above; and

(iii) any other vested or accrued payment and benefit in accordance with the applicable written plans or programs of the Company.

(f)	Coordination.

If any amount is payable to Executive under any one subsection of Section 8(a) through (e), no amounts shall be payable under any other subsection of this Section 8.

(g)	Exclusivity of Benefits; Release of Claims.

Subject to Section 12, any payments provided under this Section 8 shall be in lieu of any salary continuation arrangements or any other severance-type payments under any other severance program, policy or practice of the Company or its Affiliates. In order to be entitled to the payments, rights and other entitlements in this Section 8, the Executive shall be required (i) to execute and timely deliver a global release of all known or unknown claims (“Release”) in favor of the Company and its Affiliates, and their officers, directors, attorneys, employees, representatives, agents, successors and assigns, including, without limitation, any age discrimination or retaliation claims under the Age Discrimination in

Employment Act and the Texas Labor Code, in the form and subject to the terms as provided to Executive by the Company; and (ii) to execute the Release and not revoke the Release within the applicable time periods specified in the Release. Except as otherwise provided in Section 8, any severance amounts described in Section 8 shall be paid within 30 calendar days after the Release becomes irrevocable; provided, however, that if the time period described in the Release for execution and revocation of the Release begins in one taxable year and ends in a second taxable year, such payments and other rights shall not commence until the second taxable year.

	(h)	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment and there shall be no offset against amounts due to Executive on account of any remuneration or benefits provided by any subsequent employment Executive may obtain.

	(i)	Resignation.

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from the Board, from all boards of directors of any Affiliate of the Company of which Executive may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any Affiliate. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but Executive shall be treated for all purposes as having so resigned upon termination of her employment, regardless of when or whether Executive executes any such documentation.

9.	Confidentiality, Protective Covenants and Assignment of Rights.

	(a)	Confidentiality.

(i) During the Term, the Company agrees to provide Executive with some or all of the Company’s or its Affiliates’ confidential information, trade secrets or proprietary information to which Executive has not previously had access or knowledge. This information (collectively the “Confidential Information”) consists of written, oral, and visual material including, without limitation, client lists, corporation and personal business contacts and relationships, client and potential client identity and history, corporation and personal business opportunities, memoranda, computer disks or files, electronically stored information, rolodex cards or other lists of names, addresses or telephone numbers, financial information, budgets, sales/service plans, projects, potential projects and prospects (including ideas and concepts for potential prospects), projects and prospects in development, business strategies, strategic growth plans, pricing formulas, structures or practices, gross and net profit margins, models, specifications, drawings, experiments, technical data, software, research data, marketing methods, personnel information, employee compensation data, contracts, releases, and any other documents, electronically stored information, materials or writings that belong to the Company or its Affiliates, including those which are prepared or created by Executive or come into the possession of Executive by any means or manner and which relate directly or indirectly to one or more of the parties which compromise Company or its Affiliates or any of them. The Confidential Information is, and at all times shall be and remain, private and confidential and the sole and exclusive property of, and owned and controlled by, the Company regardless of whether the Confidential Information is in tangible or intangible form.

(ii)	Except to the extent required in connection with the performance of her duties to conduct the Company’s business, Executive shall not make copies of any Confidential Information, nor shall Executive remove any such Confidential Information from Company’s office location without the prior express written consent of Company. Any and all Confidential Information and any and all other property of Company that is in the possession or control of Executive shall be returned to Company immediately upon the termination of Executive’s employment for any reason.

(iii)	In exchange for the Company’s promise under this Agreement to provide Executive with some or all of the Company’s or its Affiliates’ Confidential Information to which Executive has not previously had access or knowledge, Executive shall not, directly or indirectly, verbally or otherwise, either during the Employment Period or after the Employment Period, provide any Person, firm or entity with any of the Confidential Information or cause, or permit, the same to be published, disseminated or disclosed (herein collectively “Disclosure”) to any Person, firm or entity whatsoever including, but not limited to, the Company’s business associates or competitors (herein collectively “Third Parties”) and shall take any and all action possible to prevent such Disclosure to any Third Parties except for the sole purpose to conduct the Company’s business.

(iv)	Except as authorized by the foregoing to conduct the Company’s business, Executive is aware that any Disclosure of Confidential Information by Executive to Third Parties will be, and is, without limitation, a breach of this Agreement, a breach of trust and confidence, a breach of fiduciary duty, invasion of privacy, a misappropriation of Company’s trade secrets and/or exclusive property rights, and may constitute fraud and deceit.

(v)	Except as authorized by the foregoing to conduct the Company’s business, Executive is aware that Disclosure of any of the Confidential Information to Third Parties could cause Company to suffer major adverse economic consequences because such disclosure will likely result in (a) the diversion of Company’s business opportunities, (b) the dilution or diminution in value of Company’s business opportunities and (c) other adverse consequences in addition to those set forth above.

	(vi)	In the event that Executive is compelled by subpoena or other similar compulsory means to testify or provide evidence in a manner that constitutes engaging in a prohibited Disclosure of Confidential Information, it shall be presumed that no violation of this Agreement has occurred with respect to that compulsory prohibited Disclosure if, immediately upon first learning that such prohibited Disclosure may be compelled, Executive notifies Company of all facts relative thereto and makes every effort to assert the Company’s confidential information and trade secret privileges or exemptions, and all other privileges, exemptions and rights of Company, to keep the Confidential Information, including the prohibited Disclosure, secret and confidential. However, under no circumstances shall Executive volunteer to engage in any such prohibited communication or Disclosure.

	(vii)	The Executive hereby sells, assigns and transfers to the Company all of her right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”), which during the course of her employment are made or conceived by Executive, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work Executive performs, or information Executive receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by Executive concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to Executive by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

(b)	Protective Covenants.

	(i)	Executive agrees that in consideration of (x) the Company’s promise in this Section 9 to provide Executive with some or all of the Company or its Affiliates’ Confidential Information, and (y) Executive’s receipt of, access to and exposure to the Confidential Information during the Employment Period, Executive, during the Employment Period and for a period of one year following the termination or expiration of the Executive’s Term for any reason, Executive shall not: (1) compete or engage in any business, directly or indirectly, with Company or its Affiliates in the seismic data or similar business of the Company or of its Affiliates in any geographical area where the Company or its Affiliates have conducted or solicited any business at any time during the two years preceding Employment Termination Date (the “Area of No-Compete”) as an individual, owner, investor, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity; (2) without limiting the foregoing, solicit or negotiate, or manage, supervise or direct others in the solicitation or negotiation of, any contract or agreement that constitutes or would constitute engaging in competition with the seismic data business in the portions of the Area of No-Compete; or (3) solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing projects, customers, or prospective customers with whom or of which Executive had contact during Executive’s Employment Period and in the Area of No-Compete.

	(ii)	For a period of one year following the termination or expiration of Executive’s Term for any reason, Executive shall not, directly or indirectly, solicit for employment, employ or be in business in any form with, directly or indirectly, in the seismic data or similar business of the Company, any employee (i) employed by Company or Affiliates or who was so employed within the two-year period immediately prior to such termination, or (ii) knowingly solicit or encourage any employee to leave the employ of the Company or its Affiliates.

	(iii)	The Executive agrees that for a period of one year following the termination or expiration of Executive’s Term for any reason, Executive shall not solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise knowingly interfere with the relationship of the Company or any Affiliate with its customers.

(c)	Additional Covenants and Acknowledgments.

	(i)	Executive specifically acknowledges and agrees that the protective covenants contained in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests, including, without limitation, the business, goodwill, Confidential Information, and marketing prospects.

	(ii)	Executive specifically agrees that the actual or threatened breach by Executive of the provisions in Section 9 of this Agreement will cause irreparable harm to Company causing damages and injuries that are not measurable or susceptible to calculation. In the event of any breach or threatened breach of this Section 9 by the Executive, the Company shall be entitled to extraordinary or emergency relief, including, but not limited to, obtaining a temporary restraining order, preliminary injunction and permanent injunction and to recover the Company’s attorney’s fees, costs and expenses related to Executive’s breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach by Executive, including, without limitation, the recovery of money damages.

(iii) Executive further agrees that in the event the length of time, geographical scope, or any other restrictions, or portions thereof, set forth in this Section 9 are overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions, but only to the extent necessary, to those which it deems reasonable and enforceable under the circumstances, and the parties agree that the restrictions of this Section 9 will be enforced as reduced or modified.

(iv) Executive further agrees that, in the event any provision of this Section 9 is held to be invalid, overbroad, void, or against public policy, the remaining provisions of this Section 9 and all other provisions of this Agreement shall not be affected thereby, and that the provision held invalid shall be reformed to the minimum extent necessary to validate such provision, consistent with the purpose and intent of this Agreement.

(v) If the Company believes that Executive has violated any of the provisions of this Section 9, all benefits and payments payable under this Agreement shall cease and the non-competition period shall be suspended and will not run in favor of the Executive from the time of the commencement of such breach until the time when the Executive cures the breach to the Company’s satisfaction. If the Executive does not cure the violation to the satisfaction of the Company, no further benefits or payments under this Agreement will be made, all rights of Executive to such payments lapse and become void, and the Company may pursue any other remedies provided under this Agreement.

(d)	Return of Materials.

Promptly upon the termination of Executive’s employment for any reason and in any event within five days after request by the Company, Executive shall return all Confidential Information and all copies thereof to the Company, and Executive shall destroy all extracts, memoranda, notes and any other material prepared by Executive based upon Confidential Information.

10. Cooperation.

     Following the Employment Termination Date, upon reasonable request by the Company, the Executive shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which Executive was involved or had knowledge during her employment with the Company. The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 10.

11. Assignability; Binding Nature.

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. For purposes of this Section 11, a successor or assign of the Company shall include any type of successor or assign of the Company upon a Change in Control and Executive’s consent to the assignment shall not be required. No rights or obligations, benefits or payments of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with Section

16	below.

12.	Entire Agreement; Disclaimer of Reliance.

     This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. Accordingly, this Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement. Further, no oral statements or prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment in accordance with Section 13, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement, and Executive expressly disclaims any reliance on any prior oral or written communications, promises, statements, inducements, or representation(s) in executing this Agreement. The parties are entering into this Agreement based on their own judgment and advice of independent counsel.

13. Amendment or Waiver.

     No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be).

14. Severability.

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15. Survivorship.

     The respective rights and obligations of the Parties hereunder, including, without limitation, Section 8 (termination of employment), Section 9 (confidentiality, assignment of rights, non-competition; non-solicitation, injunctive and other relief), Section 10 (cooperation), and Section 18 (resolution of disputes), shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

16. Beneficiaries/References.

     The Executive shall be entitled, to the extent permitted under applicable plans, agreements or law, to select and change a beneficiary or beneficiaries to receive any benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

17. Governing Law.

     This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflicts of law, except as preempted by applicable federal law.

18.	Resolution of Disputes.

	(a)	Arbitration. All disputes and controversies of every kind and nature between any parties to this Agreement arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to arbitration pursuant to the following procedures:

		(i)	After a dispute or controversy arises, any party may, in a written notice delivered to the other parties to the dispute, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

		(ii)	Within thirty (30) days after receipt of such demand, the other parties shall, in a written notice delivered to the party making the arbitration demand, name such parties’ arbitrator (who shall be an impartial person).

If such parties fail to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the “AAA”). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section 18 for the original appointment of such arbitrator.

(iii)	Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Houston, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.

(iv)	The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence.

An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(v)	Except as set forth in Section 18(b) and (c), the parties stipulate that the provisions of this Section 18 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties; nor will any party to an arbitration disclose to any third party any confidential information disclosed by any other party to an arbitration in the course of an arbitration hereunder without the prior written consent of such other party.

(b)	Emergency Relief. Notwithstanding anything in this Section 18 to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy or to enforce a party’s rights under this Section 18.

(c)	Emergency or Extraordinary Relief Related to Section 9; Venue. Notwithstanding the foregoing, the Company shall have right to seek emergency or extraordinary relief, including, without limitation, a temporary restraining order, injunctive relief or any relief described in Section 9, for Executive’s breach or threatened breach of any provision in Section 9 of this Agreement. Therefore, Executive agrees that the Company will be entitled to a temporary restraining order, injunctive relief, and all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the protective covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have against Executive. The Company and Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city and county of the Company’s headquarters (Houston, Harris County, Texas).

19. Notices.

     Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently give such notice of in accordance with this Section 19:

	If to the Company	Seitel Inc.
10811 S. Westview Circle
Houston, Texas 77043
Attention: General Counsel

	with a required copy to:	Valueact Capital Master Fund, L.P.
435 Pacific Ave., 4th Floor
San Francisco, Ca 94133
Attention: General Counsel

	and a required copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Christopher G. Karras

	If to the Executive:	Marcia Kendrick
40 Champions Bend Circle
Houston, TX 77069

20.	Withholding.

     The Company may withhold or deduct from any and all amounts payable under this Agreement (a) such federal, state, local and other taxes or deductions as may be required to be withheld pursuant to applicable law or regulation, and (b) all other normal employee deductions made with respect to the employee plans and programs in which Executive participates.

21. General Assets.

     All payments to Executive provided for under this Agreement shall be paid in cash from the Company and no special or separate funds shall be established and no segregation of assets shall be made to assure payment. To the extent that any Person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

22. Executive Acknowledgements.

     Executive acknowledges that (a) he or she is knowledgeable and sophisticated as to business matters, including the subject matters of this Agreement, (b) he or she has read this Agreement, (c) he has been advised by the Company to consult an independent attorney, and (d) he or she understands the terms and conditions of this Agreement. Executive represents that he or she is free to enter into this Agreement and that he is not subject to another employment agreement or covenant not to compete that would conflict with this Agreement.

23. Headings.

     The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Certain Interpretive Matters.

     The definitions contained in this Agreement are applicable to the singular as well as plural form of such terms and to the masculine as well as to the feminine and neuter genders of such term.

25. Code Section 409A.

     The parties intend that this Agreement be drafted and administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to Code Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code Section 409A. For purposes of Code Section 409A, each payment of the severance under Section 8 shall be treated a separate payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A and IRS Guidance). Any amounts eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and any right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

26.	Counterparts.

This Agreement may be executed in two or more counterparts.

[signature page follows] - 20 -

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 15, 2012.

SEITEL, INC. By: /s/ Robert D. Monson Name: Robert D. Monson Title: President and Chief Executive Officer EXECUTIVE

/s/ Marcia Kendrick Name: Marcia Kendrick